                                                                   Exhibit 10.20

November 5, 2001


David Martin
2016 Stockbridge Ave.
Redwood City, CA  94061

Re:  Separation Agreement Including A General Release

Dear Dave:

     This letter sets forth the terms of our agreement with respect to your separation from employment with RITA Medical Systems, Inc. ("RITA").

     Your final date of active employment with RITA will be November 5, 2001. As of that date, except as specifically provided in this Agreement, you will not be entitled to any compensation, including bonuses, and all other benefits and perquisites of employment from RITA. In addition, as of November 5, 2001, you are no longer authorized to incur any expenses on behalf of RITA.

     You may elect to continue your medical coverage at the prevailing active employee rate(s) as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"). Additional information concerning your COBRA rights will be provided separately.

     In addition to the above benefits to which you are entitled whether or not you choose to accept the this Agreement, you are presently eligible for additional compensation and benefits in exchange for a Release of Claims and certain other agreements by you. To be eligible for additional compensation and benefits, you must return a fully executed original of this Agreement as described below and all RITA property in your possession, as described below, on or before November 5, 2001. In the event that you choose to accept this Agreement, return a fully executed original of this Agreement to me, and return all RITA property on or before November 5, 2001, you will be entitled to the following:

     (1) Salary continuation payments in an amount equal to your regular salary (base, commission and car allowance) as of October 31, 2001 less authorized and required deductions; for a period of two months, from November 1, 2001 until December 31, 2001. These salary continuation payments shall be paid in semi-monthly installments on RITA regular paydays.

     (2) Continued vacation accrual and stock option vesting through December 31, 2001.

     (3) RITA will continue your health care benefits at the group rate through December 31, 2001. After December 31, 2001, you may elect to continue such coverage at your own expense and consistent with your rights and obligations under COBRA.

     (4) A lump sum payment representing five additional months of base salary ($72,916.66, less authorized and required deductions), to be paid on December 31, 2001.

     (5) An additional payment of up to two months base salary ($29,166.66, less authorized and required deductions), to be paid based on Q1 2002 sales results as soon as such sales results are known (approximately April 5, 2002):

          -    If less than 90% of Q1 2002 budget achieved = $0

          - If 90% or more of Q1 2002 budget achieved = (percentage achieved up to 100% x $29,166.66)

     (6) A grant warrant of twenty five thousand (25,000) shares with a grant date and price marked as of RITA's stock price on October 26, 2001. The term of the warrant will be seventeen (17) months (giving 1 year to exercise after released from escrow at end of Q1 02). Shares shall be held in escrow until the end of Q1 02 and shall be released only if no RITA employees have been recruited to a new company by which you are employed or for which you provide consulting services during the period of time from ( ) to ( ).

     In return for the payments and other benefits described in numbered paragraphs one through six above, which you acknowledge exceed the amount to which you otherwise are entitled under RITA policies and practices, you (on behalf of yourself, your spouse, heirs, agents and representatives) completely release RITA and its present and former directors, officers, agents, affiliates, successors, predecessors, assigns, managers and employees from all claims of any kind, known and unknown, which you may now have or have ever had against RITA, including claims for compensation, bonuses, severance pay, stock options, and all claims arising from your employment with RITA or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction ("Released Claims"). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation.

     You agree that because these releases specifically cover known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, or under any comparable law of any jurisdiction. Section 1542 states:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     You agree not to disclose any confidential, proprietary or know-how belonging to RITA or acquired by you during your employment with RITA as described in the Confidential Information And Invention Assignment Agreement ("Non-Disclosure Agreement"). You acknowledge that the Non-Disclosure Agreement entered into by you on February 11, 2000 remains in effect after your employment with RITA ends.

     You represent that you have returned all RITA property (including without limitation, keys to all offices and facilities, mobile telephones, employee handbooks, business cards, client files, corporate credit cards, telephone calling cards, files, sales material) in your possession and you have not retained any reproductions of these items.

     You understand and agree that this Agreement shall be maintained in strict confidence, and that you shall not disclose this Agreement or any of its terms to any other person other than your spouse, accountant, or attorney (all of whom shall then be bound by the same agreement of confidentiality) or unless required by law.

     The laws of the State of California shall govern this Agreement. You and RITA further agree that any and all disputes arising out of the terms, interpretation, application, or alleged breach of this Agreement shall be subject to binding arbitration, which shall be conducted in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended. The costs of the arbitration shall be borne by RITA unless otherwise permitted by law. Notwithstanding any other provision of this Agreement, if any legal or equitable action or arbitration is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to a reasonable sum for attorneys' fees and costs and an action for equitable relief only may be brought directly in the Superior Court of California, in and for the County of Santa Clara, the court in which both RITA and you agree that jurisdiction and venue for such equitable claims are proper.

     You and RITA also agree that this letter contains all of our agreements and understandings, and fully supersedes any prior agreements or understandings that we may have had regarding the subject matter of this Agreement.

     Finally, by your signature below, you acknowledge each of the following:
(a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreement's contents and legal effect; and (c) that you have chosen to enter into this Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by RITA other than those contained in this letter.

     If this letter comports with your understanding of our Agreement, please sign on the line provided below and return the original to Harriet Bell, HR Director in a confidential envelope by November 5, 2001.

                                   Sincerely,

                                   /s/ Donald Stewart
                                   -------------------------------------
                                   Donald J. Stewart, CFO
                                   RITA Medical Systems, Inc.


     I have read and understand the Agreement above and agree to be bound by its terms and conditions.

/s/ David Martin                                  11/5/01
---------------------------------                 ------------------------
David Martin                                      Date